Exhibit 99

TITAN TIRE SIGNS CONTRACT WITH DEERE

QUINCY, Ill. - April 18, 2008 - Titan Tire Corporation, a subsidiary of Titan International Inc., announced today that it has signed a three-year agreement to supply farm tires to various John Deere affiliates.

“John Deere has been Titan’s largest customer for years,” said Titan Chairman and CEO Maurice M. Taylor Jr., “and we are pleased to enter into this agreement that assures Deere a supply of farm tires. As the agricultural economy moves forward, the first year value of this contract should exceed over $100 million.”

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489